PRESS RELEASE

MARCH 8, 2002

RESIGNATION OF NIELS ERIK HANSEN, EXECUTIVE VICE PRESIDENT SAUER-DANFOSS INC.

AMES, Iowa, USA, March 8, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that Niels Erik Hansen, Executive Vice President — Work  Function and Control Products, has chosen to resign effective July 1, 2002, at which time he will leave the corporation to pursue other business interests.

Mr. Hansen was one of the major drivers in the merger process between Sauer-Sundstrand and Danfoss Fluid Power. He has been part of the Executive Office and an officer of Sauer-Danfoss since the merger in May 2000.

His responsibilities will be taken over by Executive Vice President James R. Wilcox, currently heading the area of Propel Products. Until July, Mr. Wilcox and Mr. Hansen will cooperate in closing the previously announced acquisition of Thrige Electric and begin the integration process.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region,  and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster ·
DK-6430 Nordborg